Putnam Pennsylvania Tax Exempt Income Fund
11/30/10 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1	Class A 3,607
        Class B	178
        Class C 385

72DD2	Class M	82
        Class Y 56

73A1	Class A	0.180847
        Class B	0.151967
        Class C 0.145329

73A2	Class M	0.168507
        Class Y 0.191559

74U1 	Class A	20,846
        Class B	1,099
        Class C 2,930

74U2 	Class M	473
        Class Y 307

74V1	Class A	8.98
        Class B	8.97
        Class C 8.99

74V2	Class M	8.99
        Class Y 9.00



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.